JONI WATSON JOINS HERITAGE OAKS BANCORP AS EVP OF HUMAN RESOURSES

Paso Robles, CA - June 20, 2006 — Heritage Oaks Bancorp (Nasdaq: HEOP), parent company of Heritage Oaks Bank, today announced Joni Watson has joined the organization as the Executive Vice President of Human Resources.

“Joni joins Heritage Oaks Bank with more than 20 years of experience in Human Resources Management in financial, healthcare and media industries and holds a specialty in all HR functional areas,” stated Lawrence P. Ward, president and CEO. “She brings a strong focus in people and organizational development, performance and change management, all part of the skill set needed by a growing institution such as ours.”

Most recently, Joni held HR and Organization Development Management positions with the Home and Consumer Finance Group of Wells Fargo and People Development and HR Management positions at Countrywide Financial.

Joni grew up in California’s central valley and earned her MBA from California State University, Stanislaus. She holds a Senior Professional in Human Resources (SPHR) certification from the Society of Human Resources and a Human Performance Improvement Certification (HPI) from the American Society for Training and Development.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

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NOTE: Transmitted on Primezone at 6:30 a.m. PDT on June 20, 2006.